Exhibit 99.1

Contacts:	For Media:	For Financials:
	John S. Oxford	James C. Mabry IV
	Senior Vice President	Executive Vice President
	Chief Marketing Officer	Chief Financial Officer
	(662) 680-1219	(662) 680-1281

RENASANT CORPORATION TO ACQUIRE

THE FIRST BANCSHARES, INC.

Announces Five-Year Community Benefit Plan

TUPELO, MISSISSIPPI (July 29, 2024) - Renasant Corporation (NYSE: RNST) (“Renasant”) and The First Bancshares, Inc. (“The First”) (NYSE: FBMS) jointly announced today that they have entered into a definitive agreement and plan of merger, pursuant to which The First will merge with and into Renasant (the “Merger”) in an all-stock transaction valued at approximately $1.2 billion, based on Renasant’s closing stock price as of July 26, 2024. The Merger has been approved unanimously by each company’s board of directors and is expected to close in the first half of 2025. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of Renasant and The First shareholders.

Headquartered in Hattiesburg, Mississippi, The First operates 111 branches across Mississippi, Louisiana, Alabama, Florida and Georgia. As of June 30, 2024, The First had approximately $8.0 billion in total assets, $5.3 billion in total loans and $6.6 billion in total deposits. The Merger will create a six-state Southeastern banking franchise with approximately $25 billion in total assets, $18 billion in total loans and $21 billion in total deposits, based on financial data as of June 30, 2024.

“As two of the largest banks headquartered in Mississippi, each with a footprint across the Southeast, both Renasant and The First have grown to know and respect each other’s operating philosophy, dedication to providing best-in-class customer service and commitment to the communities in which we operate,” said Renasant CEO, Mitch Waycaster. “As with Renasant, The First has expanded into some of the most dynamic, fastest growing markets in the Southeast. Together, we create a more valuable company with the meaningful scale needed to compete in today’s operating environment.”

Kevin Chapman, Renasant’s President, further commenting on the transaction, added, “This merger will greatly benefit our current and future customers by expanding our locations, services and products. The First is a strong community bank with employees who are deeply invested in the markets they serve. We look forward to enhancing our ability to serve the needs of our customers and communities through this merger.”

M. Ray “Hoppy” Cole, President and CEO of The First, will become a Senior Executive Vice President and join both the Renasant and Renasant Bank boards of directors. Three additional independent directors of The First will be appointed to both the Renasant and Renasant Bank boards of directors, and two additional independent directors of The First will be appointed to the Renasant Bank board of directors.

“At The First, we are proud of the team we have assembled and the company we have built together. The First has always operated with a community-first mindset, building strong, trust-based relationships with our clients and the markets we serve. Going forward, we are excited for our customers, bankers and shareholders to experience our next chapter as we join Renasant and form a leading Southeast regional bank with the scale and capabilities of a larger bank while maintaining the community bank touch our customers have come to expect. Because of our great respect for the culture Renasant has established and the like-minded manner in which they operate, we believe this merger will create significant benefits for all stakeholders,” said Cole.

According to the terms of the merger agreement, shareholders of The First will receive 1.00 share of Renasant common stock for each share of The First common stock. Additionally, all options of The First will be cashed out at their in-the-money value at closing. Based on Renasant’s closing stock price of $37.09 per share as of July 26, 2024, the implied transaction value is approximately $37.09 per The First share, or $1.2 billion, in the aggregate. Excluding one-time transaction costs, the merger is expected to be immediately accretive to Renasant’s estimated earnings per share and to have a positive long-term impact on Renasant’s key profitability and operating ratios.

Stephens Inc. is serving as Renasant’s exclusive financial advisor and rendered a fairness opinion to Renasant’s board of directors, and Covington & Burling LLP is serving as its legal advisor. Keefe, Bruyette & Woods, A Stifel Company, is serving as exclusive financial advisor and rendered a fairness opinion to The First’s board of directors, and Alston & Bird LLP is serving as its legal advisor.

Community Benefit Plan

In connection with the announcement of the Merger, Renasant announced its adoption of a Community Benefit Plan. Under this plan, which is effective upon completion of the Merger, Renasant is committed to an $10.3 billion, five-year plan to foster economic growth, access to financial services and inclusion in Renasant’s and The First’s combined footprint. More information about Renasant’s Community Benefit Plan can be found at www.renasant.com under the News & Market Data tab.

Information to Access Joint Conference Call About the Merger:

A live audio webcast and conference call with analysts will be available beginning at 10:00 AM Eastern Time (9:00 AM Central Time) on Tuesday, July 30, 2024.

The webcast is accessible at https://event.choruscall.com/mediaframe/webcast.html?webcastid=trsUDhdF. To access the conference call, dial 1-877-871-3172 in the United States and enter access code: 9874245 for the Renasant Corporation 2024 Investor Conference Call. International participants should dial 1-412-902-6603 and enter the access code 9874245 to access the conference call.

The webcast will be archived on www.renasant.com after the call. A replay can be accessed via telephone by dialing 1-877-344-7529 in the United States and entering conference number 5191560 or by dialing 1-412-317-0088 internationally and entering the same conference number.

ABOUT RENASANT CORPORATION:

Renasant Corporation is the parent of Renasant Bank, a 120-year-old financial services institution. Renasant has assets of approximately $17.5 billion and operates 185 banking, lending, mortgage and wealth management offices in Mississippi, Tennessee, Alabama, Florida, Georgia, North Carolina and South Carolina. Additional information is available on Renasant’s website: www.renasant.com.

ABOUT THE FIRST BANCSHARES, INC:

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First Bank. Founded in 1996, the First has operations in Mississippi, Louisiana, Alabama, Florida and Georgia. Additional information is available on The First’s website: www.thefirstbank.com.

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed transaction, Renasant will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “registration statement”), which will contain a joint proxy statement of Renasant and The First and a prospectus of Renasant (the “joint proxy statement/prospectus”), and each of Renasant and The First may file with the SEC other relevant documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN THEIR ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY RENASANT AND THE FIRST, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENASANT, THE FIRST AND THE PROPOSED TRANSACTION. When final, a definitive copy of the joint proxy statement/prospectus will be mailed to Renasant and The First shareholders. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about Renasant and The First, free of charge from Renasant or The First or from the SEC’s website when they are filed. The documents filed by Renasant with the SEC may be obtained free of charge at Renasant’s website, at www.renasant.com, by requesting them by mail at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804, Attention: Corporate Secretary. The documents filed by The First with the SEC may be obtained free of charge at The First’s website, at www.thefirstbank.com, or by requesting them by mail at The First Bancshares, Inc., 6480 U.S. Highway 98 West, Suite A, Hattiesburg, Mississippi 39402, Attention: Corporate Secretary.

PARTICIPANTS IN THE SOLICITATION

Renasant and The First and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Renasant or The First in respect of the proposed transaction. Information about Renasant’s directors and executive officers is available in Renasant’s proxy statement dated March 13, 2024, for its 2024 Annual Meeting of Shareholders, and other documents filed by Renasant with the SEC. Information about The First’s directors and executive officers is available in The First’s proxy statement dated April 10, 2024, for its 2024 Annual Meeting of Shareholders, and other documents filed by The First with the SEC. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Renasant or The First as indicated above.

NO OFFER OR SOLICITATION

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger of Renasant and The First, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on, among other things, Renasant management’s and The First management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Renasant and The First. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements may include projections of, or guidance on, the Renasant’s or the combined company’s future financial performance, asset quality, liquidity, capital levels, expected levels of future expenses, including future credit losses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Renasant’s business or financial results. Renasant and The First caution readers that forward-looking statements are subject to certain risks and uncertainties that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement entered into between Renasant and The First; the outcome of any legal proceedings that may be instituted against Renasant or The First; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the business combination transaction) and shareholder approvals or to satisfy any of the other conditions to the business combination transaction on a timely basis or at all; the possibility that the anticipated benefits of the business combination transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Renasant and The First do business; the possibility that the business combination transaction may be more expensive to complete than anticipated; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the business combination transaction; changes in Renasant’s share price before the closing of the business combination transaction; risks relating to the potential dilutive effect of shares of Renasant common stock to be issued in the business combination transaction; and other factors that may affect future results of Renasant, The First and the combined company. Additional factors that could cause results to differ materially from those described above can be found in Renasant’s Annual Report on Form 10-K for the year ended December 31, 2023, The First’s Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents Renasant and The First file with the SEC, which are available on the SEC’s website at www.sec.gov.

All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by the cautionary statements contained or referred to herein. If one or more events related to these or other risks or uncertainties materialize, or if Renasant’s or The First’s underlying assumptions prove to be incorrect, actual results may differ materially from what Renasant and The First anticipate. Renasant and The First caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and are based on information available at that time. Neither Renasant nor The First assumes any obligation to update or otherwise revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws.

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